EXHIBIT 10(h)

MANAGEMENT PERFORMANCE IMPROVEMENT PLAN
(Amended and Restated as of February 19, 2010)

1.           Purpose.  The purpose of the Plan, which provides for Performance Awards to be awarded to a select group of management and highly compensated employees of the Company and its Subsidiaries, is to promote the interests of the Company and its Subsidiaries by linking financial incentives provided to such employees with improvement in the Company's financial results.

2.           Administration.  The Plan will be administered by a Committee composed of at least three members of the Company's Board of Directors each of whom shall qualify as (a) an "outside director" within the meaning of Section 162(m) of the Code and (b) a "nonemployee director" within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended.  Until determined otherwise by the Board, the Compensation and Benefits Committee designated by the Board shall be the Committee under this Plan.

Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to administer the Plan and to exercise all powers and authority either specifically granted to it under the Plan or necessary and advisable in the administration of the Plan, including without limitation the authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to grant Performance Awards; to determine the terms, provisions and conditions of all Performance Awards granted under the Plan (which need not be identical), the individuals to whom and the time or times when Awards shall be granted, and the performance measures used to determine any payments of Performance Awards; and to make all other necessary or advisable determinations with respect to the Plan.  The determination of the Committee on such matters shall be conclusive.

3.           Participation.  The Committee may select from time to time key employees of the Company and its Subsidiaries to participate in the Plan who, in the opinion of the Committee, have the capacity to contribute significantly to the successful performance of the Company and its Subsidiaries.  An employee who is selected to be a Participant for one Performance Measurement Period shall not have any rights to be included as a Participant for subsequent Performance Measurement Periods.

4.           Performance Awards.  (a) Performance Awards may be, but are not required to be, granted annually.  Each Performance Award shall provide that a Participant will be entitled to a cash payment following the completion of a designated Performance Measurement Period (which shall be three fiscal years of the Company), subject to the satisfaction of conditions set forth in the Plan, and the achievement of certain goals established by the Committee in connection with each Performance Award.  Cash payments to which a Participant may be entitled following the conclusion of each Performance Measurement Period shall be determined based on the satisfaction of various performance measures, as the Committee shall determine in the case of each Performance Award, including, but not limited to, net income, operating income, return on net assets, revenue growth, total shareholder return, earnings per share, return on equity, net revenue per employee, market share, return on capital and/or economic value added (or equivalent metric), and/or cash flow and/or free cash flow (before or after dividends), with respect to the Company, any Subsidiary and/or business unit of the Company or any Subsidiary; each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if so determined by the Committee prior to the expiration of the Performance Measurement Period, adjusted, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting principles.  Performance measures may vary from Performance Measurement Period to Performance Measurement Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.  Performance measures may be expressed on an absolute basis or on a relative basis against a peer group or an index.  The Committee shall determine and establish in writing, with respect to each Performance Award, the performance measures for each year of the Performance Measurement Period (including the levels of performance measures that must be achieved to receive corresponding levels of cash payments); provided, however, that minimum performance measures for the full Performance Measurement Period (which performance measures may be raised in subsequent years) shall be established in writing no later than 90 days after the commencement of the Performance Measurement Period.  Each Performance Award shall include a (i) target level of performance measures which if satisfied will entitle a Participant to 100% of a specified target dollar amount and (ii) maximum payment (specified in dollars) which may not be greater than 200% of the target dollar amount described in subparagraph (i).  The maximum incentive payment any one Participant may be entitled to receive (whether or not deferred as described in Section 4(c) below) for any one Performance Measurement Period is $3,000,000.  Notwithstanding the foregoing, with respect to Performance Measurement Periods beginning on or after January 1, 2005 and provided that no Change of Control shall have occurred, the Committee may, in its discretion, reduce any payment to which a Participant who is an employee of the Company would otherwise be entitled by such amount or percentage as the Committee deems appropriate.

(b) A Performance Award shall terminate for all purposes unless the Participant remains continuously employed by the Company or a Subsidiary until the date established by the Committee for payment of the Performance Award unless the termination is (i) due to Retirement, Disability or death; (ii) approved by the Committee; or (iii) subsequent to a Change in Control.  In the event a Participant's employment is terminated due to Retirement, Disability or death, he or she (or, in the event of the Participant's death, his or her beneficiary) will be entitled to a prorated portion of the Performance Award to which he or she would otherwise be entitled based on the portion of the Performance Measurement Period (determined in completed months) during which he or she was continuously employed by the Company or a Subsidiary and based on the extent to which the performance goals were achieved as determined at the end of the Performance Measurement Period.  In the event of a Participant's termination of employment for reasons other than Retirement, Disability or death, the Committee may, but is not obligated to, authorize payment of an amount up to the prorated amount that would be payable under the preceding sentence.  In the event of a Change in Control, Performance Awards shall be deemed to be earned at 100% of the specified target dollar amount described in Section 4(a)(i) and shall be paid as soon as practicable following the earlier of the Participant's termination of employment after the Change in Control or the end of the Performance Measurement Period during which the Change in Control occurred, but in no event later than March 15th immediately following the end of the first calendar year in which such Change in Control occurred.

(c)  Participants entitled to receive a Performance Award for a Performance Measurement Period will be entitled to receive a lump-sum cash payment on a date selected by the Committee following the end of the Performance Measurement Period (which, for Participants who are U.S. taxpayers, shall be no later than March 15th immediately following the end of the first calendar year in which such Performance Award was earned and vested) provided that the performance measures are met.  Notwithstanding the preceding sentence, Participants may elect to defer the receipt of payment of a Performance Award under the Key Employees' Deferred Compensation Program of The Brink’s Company in accordance with the terms of such plan.  Any payments made under this Plan shall be subject to all applicable Federal, state or local taxes required by law to be withheld.

5.           Designation of Beneficiary.  A Participant may designate, in a written election filed with the Company, a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive all distributions and payments under the Plan after the Participant's death.  Any such designation may be revoked, and a new election may be made, at any time and from time to time, by the Participant without the consent of any beneficiary (unless otherwise required by law).  If the Participant designates more than one beneficiary, any distributions and payments to such beneficiaries shall be made in equal percentages unless the Participant has designated otherwise in writing, in which case the distributions and payments shall be made in the percentages designated by the Participant.  If no beneficiary has been named by the Participant or no beneficiary survives the Participant, any amounts due to the Participant shall be distributed or paid in a single sum to the Participant's estate.

6.           Nonexclusive Plan.  The adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either generally applicable or applicable only in specific cases.

7.           Nonassignability.  No Performance Awards may be transferred, alienated or assigned other than by will or by the laws of descent and distribution.

8.           Amendment and Termination.  The Board of Directors may amend or terminate this Plan at any time without the approval of the Company's shareholders.

9.           Effectiveness of the Plan.  The Plan shall become effective on January 1, 2000, provided that the Plan is approved by the Company’s shareholders at the annual meeting of shareholders occurring in calendar year 2000.

10.           No Right to Continued Employment.  Neither the adoption of the Plan nor any action of the Board or Committee shall be deemed to give any officer or employee any right to continued employment or any other rights other than to payments under a Performance Award granted hereunder in accordance with the terms of such award.

11.           Governing Law.  The Plan shall be construed and interpreted under the laws of the state of New York.

12.           Definitions.  For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

(a)  "Board of Directors" means the board of directors of the Company.

(b)  "Cause" means, with respect to any Participant, (i) embezzlement, theft or misappropriation by the Participant of any property of the Company, (ii) the Participant’s willful breach of any fiduciary duty to the Company, (iii) the Participant’s willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, (iv) the Participant’s gross incompetence in the performance of the Participant’s job duties, (v) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care or (vii) any gross negligence or willful misconduct of the Participant resulting in a loss to the Company.

(c)  "Change in Control" shall have the meaning ascribed to such term under The Brink’s Company 2005 Equity Incentive Plan, as amended from time to time, or any successor to such plan, provided, however, that references to “Awards” therein shall be deemed to be references to “Performance Awards” herein.

(d)  "Code" means the Internal Revenue Code of 1986, as amended.

(e)  "Committee" means the Compensation and Benefits Committee of the Company or any successor thereto unless determined otherwise by the Board of Directors.

(f)  "Company" means The Brink’s Company, a Virginia corporation.

(g)  "Disability" means a physical or mental incapacity which would entitle the Participant to benefits under the Company's long-term disability plan.

(h)  "Participant" means an employee who has been selected by the Committee to participate in the Plan.

(i)  "Performance Award" means an incentive award made pursuant to the Plan.

(j)  "Performance Measurement Period" means a performance cycle of one or more fiscal years of the Company.  The initial Performance Measurement Period shall be 2000-2002 (inclusive).

(k)  "Plan" means The Brink’s Company Management Performance Improvement Plan as amended from time to time.

(l)  "Retirement" means, with respect to any Participant, any termination of the Participant’s employment on or after the date on which the Participant has (i) attained age 65 and completed at least five years of service with the Company or any of its Subsidiaries or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Subsidiaries; provided that the Participant’s employment is not terminated for Cause.

(m)  "Subsidiary" means any corporation more than 80% of the outstanding voting stock of which is owned by the Company, by the Company and one or more Subsidiaries or by one or more Subsidiaries.   "Subsidiaries" means more than one of any such corporation.